EXHIBIT 3.1


                        AMENDED ARTICLES OF INCORPORATION

                                       OF

                                CN BANCORP, INC.


         FIRST: The Amended Articles of Incorporation of CN Bancorp, Inc. (the "Corporation") as set forth below are made prior to the organization meeting of the Board of Directors.

         SECOND: I, Frank C. Bonaventure, Jr., whose post office address is c/o Ober, Kaler, Grimes & Shriver, 120 East Baltimore Street, Baltimore, Maryland 21202, being at least eighteen (18) years of age, hereby form a corporation under and by virtue of the Corporations and Associations Article of the Annotated Code of Maryland (the "Corporations Article") and the General Laws of the State of Maryland.

         THIRD:  The name of the Corporation is:

                                CN BANCORP, INC.

         FOURTH: The purposes for which the Corporation is formed are:

                  (a) To own and hold the stock of financial institutions and otherwise operate as a financial institution holding company;

                  (b) To carry on the business described above and any other related or unrelated business and activity in the State of Maryland, in any state, territory, district, or dependency of the United States, or in any foreign country; and

                  (c)  To  do  anything   permitted  in  Section  2-103  of  the
Corporations Article, as amended from time to time.

         FIFTH: The post office address of the principal office of the Corporation in this State is 1600 Crain Highway, Suite 405, Glen Burnie, Maryland 21061. The name and post office address of the resident agent of the Corporation in this State are Jan W. Clark, 1600 Crain Highway, Suite 405, Glen Burnie, Maryland 21061. The resident agent is an individual actually residing in this State.

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         SIXTH:  The total  authorized  capital stock of the  Corporation is Ten
Million (10,000,000) shares, consisting of Five Million (5,000,000) shares of common stock, with a par value of $10.00 per share, and Five Million (5,000,000) shares of preferred stock, with a par value of $.01 per share. The aggregate par value of all authorized shares is $50,050,000.

         The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

                  (a) Common Stock. Subject to all of the rights of holders of any preferred stock established pursuant to paragraph (b) of this Article Sixth, each share of common stock shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Charter, including, but not limited to, the following rights and privileges:

                                    (i)  dividends  may be declared  and paid or
                  set apart for payment upon the common stock out of any assets or funds of the Corporation legally available for the payment of dividends;

                                    (ii) the holders of common  stock shall have
                  the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

                                    (iii)  upon  the  voluntary  or  involuntary
                  liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests.

         The Board of Directors by articles supplementary to these Articles of Incorporation may classify or reclassify any unissued shares of common stock from time to time by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption.

                  (b) Preferred Stock. The preferred stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of such preferred stock, including the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and in articles supplementary filed as required by law from time to time prior to the issuance of any shares of such series.

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         SEVENTH:  (a) The number of Directors of the  Corporation  shall be six
(6), which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than three (3), unless the number of shareholders is less than three (3), in which case the number of directors shall not be less than the number of shareholders. The names of the directors who shall act until the first annual meeting of the shareholders and until their successors are duly elected and qualified are: Jan W. Clark, John E. DeGrange, Sr., Carl L. Hein, Henry L. Hein, Creston G. Tate and John G. Warner.

                  (b) At the first annual meeting of the shareholders, the directors shall be divided into three classes, Class A, Class B and Class C, the number of directors in each class to be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the Class A Directors first chosen shall hold office for one year or until the first annual meeting following their election, the Class B Directors first chosen shall hold office for two years or until the second annual meeting following their election, and the Class C Directors first chosen shall hold office for three years or until the third annual meeting following their election. Each director elected shall hold office until his successor shall be duly elected and shall qualify.

                  (c) Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the remaining directors, and the directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which successors shall be elected and shall qualify. Newly created directorships resulting from an increase in the number of directors shall be apportioned by the Board of Directors among the three (3) classes of directors so as to maintain the number of directors in each class as nearly equal in number as possible.

                  (d) Notwithstanding any provision to the contrary contained in the Corporations Article, a director may only be removed from office upon the affirmative vote of eighty percent (80%) of all of the votes entitled to be cast on the matter, at any meeting of the shareholders called for the purpose.


         EIGHTH: Notwithstanding any provision to the contrary contained in the Corporations Article permitting or requiring any action to be taken or approved by the affirmative vote of two-thirds (2/3) of all of the votes entitled to be cast on the matter, any such action shall be effective and valid only if taken or approved by the affirmative vote of eighty percent (80%) of all of the votes entitled to be cast on the matter.

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         NINTH:  (a) As used in this Article  Ninth,  any word or words that are defined in Section 2-418 of the Corporations Article, as amended from time to time (the "Indemnification Section"), shall have the same meaning as provided in the Indemnification Section.

                  (b) The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.

                  (c) With respect to an employee or agent, other than a director or officer of the Corporation, the Corporation may, as determined by the Board of Directors of the Corporation, indemnify and advance expenses to such employee or agent in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section.

                  (d) Neither the amendment or repeal of this Article Ninth, nor the adoption of any provision to the Charter of the Corporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or former director or an officer or former officer of the Corporation with respect to his act or failure to act which occurred prior to such amendment, repeal or adoption.

         TENTH: In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers, and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do, as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by law, the powers of the Corporation and of its directors and shareholders shall include the following:

                  (a) The Corporation reserves the right to adopt from time to time any amendment to its Charter, as now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the Charter, of any outstanding stock.

                  (b) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of the Corporation's stock of any class or series, whether now or hereafter authorized, or securities convertible into shares of its stock, of any class or classes or series, whether now or hereafter authorized, for such consideration as the Board of Directors deems advisable.

         ELEVENTH: To the full extent permitted under the Corporations Article as in effect on the date hereof, or as hereafter from time to time amended, no director or officer shall be liable to the Corporation or to its shareholders for money damages for any breach of any duty owed by such director or officer to the Corporation or any of its shareholders. Neither the amendment nor repeal of this Article Eleventh, nor the adoption of any provision to the Charter of the Corporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer or former director or officer of the Corporation with respect to

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any matter which occurred,  or any cause of action,  suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.


         IN WITNESS WHEREOF, I do hereby acknowledge these Amended Articles of Incorporation to be my act this 20th day of March, 1996.


                                      /s/ Frank C. Bonaventure, Jr. (SEAL)
                                      -----------------------------
                                      Frank C. Bonaventure, Jr.


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